Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports First Quarter 2010 Financial Results

ST. PAUL, Minnesota, April 21, 2010 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three months ended March 31, 2010.

For the three months ended March 31, 2010, the Company reported a net loss of $4.7 million, or $0.11 per share, research and development expenses of $2.4 million, and general and administrative expenses of $2.0 million. Expenses were primarily associated with the cost of supporting the Company’s multiple ongoing clinical trials as well as the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On March 31, 2010, the Company’s cash, cash equivalents and short-term investments totaled $14.6 million.

“We announced encouraging data in January from our ongoing VBLOC DM2 (ENABLE) Study of the Maestro System and remain focused on strategies for advancing our next-generation RC System to market,” said president and CEO Mark B. Knudson, Ph.D. “The filing of an investigational device exemption in March marked an important step in our ongoing efforts to move the RC System into pivotal testing for the treatment of obesity.”

Greg S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics, added: “We successfully completed an equity financing in the first quarter which contributed to our cash balance and provides us with the resources to fund operations into the second half of 2010. We will continue exploring financing opportunities as our clinical, regulatory and corporate strategies progress.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator which is powered either by an external controller (Maestro RF System) or an integrated rechargeable battery (EnteroMedics’ next-generation Maestro RC System). EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 29, 2010. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009

Operating expenses:
Research and development	$2,383	$3,791
Selling, general and administrative	1,966	1,906

Total operating expenses	4,349	5,697

Loss from operations	(4,349)	(5,697)
Other income (expense), net	(399)	(972)

Net loss	$(4,748)	$(6,669)

Net loss per share - basic and diluted	$(0.11)	$(0.30)

Shares used to compute basic and diluted net loss per share	43,281	22,151

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Cash, cash equivalents and short-term investments	$14,554	$14,618
Prepaid expenses and other current assets	604	484
Property and equipment, net	886	966
Other assets	137	146

Total assets	$16,180	$16,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$75	$34
Debt	6,928	7,761
Other liabilities	3,055	2,838

Total liabilities	10,058	10,633

Stockholders’ equity	6,122	5,581

Total liabilities and stockholders’ equity	$16,180	$16,214

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